Exhibit 99.1

SUPPORT AGREEMENT

This Support Agreement, dated as of October 31, 2019 (this “Agreement”), is by and among Avid Technology, Inc., a Delaware corporation (the “Company”), Impactive Capital LP (together with its Affiliates, the “Investor”), and Christian Alejandro Asmar (the “Designee”). The Investor, the Company and the Designee shall each be referred to herein as a “Party” and shall collectively be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company and the Investor have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, the Investor beneficially owns 3,700,000 shares of common stock of the Company, par value $0.01, (the “Common Stock”), representing approximately 8.6% of the shares of Common Stock issued and outstanding as of the date of this Agreement; and

WHEREAS, as of the date of this Agreement, the Company and the Investor have come to an agreement with respect to the nomination for election of the Designee to the Board of Directors of the Company (the “Board”) and certain other matters as provided in this Agreement.

NOW THEREFORE, in consideration of, and reliance upon, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Board Representation and Board Matters. Each Party agrees that:

(a) On or prior to the date hereof, the Company shall take all necessary action to (i) increase the size of the Board by one director to ten directors and (ii) appoint the Designee to serve as a member of the Board in Class III for a term expiring at the annual meeting of stockholders of the Company to be held in 2020 (the “2020 Annual Meeting”). Subject to (1) the satisfactory completion of the Company’s standard director questionnaire and background check, (2) receipt of any other information required under the Company’s Corporate Governance Guidelines (which Corporate Governance Guidelines will not be unreasonably amended by the Company prior to the 2020 Annual Meeting), otherwise reasonably required by the Company from all members of the Board or candidates for nomination to the Board or required to be disclosed in the Company’s proxy statement with respect to the 2020 Annual Meeting, (3) the Designee in good faith reaffirming his compliance with the Code of Conduct and Corporate Governance Guidelines, and (4) no Qualifying Disposition having occurred, the Company shall nominate the Designee for election as a director to the stockholders of the Company at the 2020 Annual Meeting for a term expiring at the annual meeting of the Company’s stockholders to be held in 2021 (the “2021 Annual Meeting”) and recommend, support and solicit stockholders accordingly in the same manner as for other independent director candidates nominated by the Company at the 2020 Annual Meeting. Board committee assignments are determined by the Nominating and Governance Committee of the Board in consultation with the Chairman of the Board and Chief Executive Officer, and the Designee will be considered for committee assignment in accordance with the usual practice of the Board; provided, that upon appointment to the Board, the Designee will be appointed to serve on the Nominating and Governance Committee and shall continue such appointment through the Lockup Period.

(b) If the Designee resigns or is otherwise unable to serve as a director for any reason during the Lockup Period, including failure to satisfy any of the criteria set forth in the second sentence of Section 1(a), the Investor shall select a replacement Designee, reasonably acceptable to the Company, acting in good faith. Any replacement Designee shall be expeditiously appointed following the Investor’s selection, subject to the Nominating and Governance Committee’s reasonable satisfaction, acting in good faith, with the results of its review of such candidate, including a background check and interview, as well as such candidate (i) if a principal of the Investor, agreeing to be bound by the terms of this Agreement applicable to the Designee, and if not a principal of the Investor, completing, to the reasonable satisfaction of the Company, all onboarding materials required to be completed by independent directors, (ii) qualifying as an “Independent Director” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules, (iii) satisfying the Director Qualification Standards set forth in the Company’s Corporate Governance Guidelines and (iv) providing to the Company upon reasonable request such information as is required to be disclosed by SEC and/or Nasdaq rules and regulations in proxy statements for annual meetings of stockholders of the Company, under the Company’s Corporate Governance Guidelines or as is otherwise reasonably required by the Company from all members of the Board or candidates for nomination to the Board. Upon appointment to the Board, any replacement Designee shall be considered the “Designee” for all applicable purposes hereunder. In the event the Nominating and Governance Committee determines in good faith not to appoint any replacement proposed by the Investor, the Investor shall have the right to propose additional replacements for consideration, and the provisions of this Section 1(b) shall continue to apply.

(c) The Investor agrees that neither it nor any of its Affiliates (i) will pay any compensation to the Designee (including any replacement director Designee selected pursuant to Section 1(b)) for the Designee’s service as a director on the Board or any committee thereof or (ii) will have any agreement, arrangement or understanding, written or oral, with the Designee (including any replacement director Designee selected pursuant to Section 1(b)) for the Designee’s service as a director on the Board or any committee thereof.

(d) If a Qualifying Disposition occurs and the Designee is a principal of Investor, then, upon or immediately following the Company’s notice of the occurrence of such Qualifying Disposition, the Designee (including any replacement thereof who is also a principal of Investor) shall tender his resignation from the Board, and the Company shall be relieved of all of its obligations under this Agreement.

2. Proxy Solicitation Materials. For so long as the Designee serves on the Board, the Company agrees that its proxy statements and other solicitation materials to be delivered to stockholders in connection with annual meetings of stockholders will be prepared in accordance with, and in a manner consistent with the intent and purpose of, this Agreement. For so long as the Designee serves on the Board, the Company will provide the Investor with a true and complete copy of any portion of its proxy statements or other “soliciting materials” (as such term is used in Rule 14a-6 under the Securities Exchange Act of 1934(the “Exchange Act”)) with respect to annual meetings of stockholders, in each case that refer to the Investor, the Designee or this Agreement, at least five business days before filing such materials with the SEC in order to permit the Investor a reasonable opportunity to review and comment on such portions. Except as required by applicable law, the Company will use the same or substantially similar language, or any summary thereof that is agreed upon for the foregoing filings, in all other filings made by it with the Securities and Exchange Commission (the “SEC”) that disclose, discuss, refer to or are being filed in response to or as a result of this Agreement. For so long as the Designee serves on the Board, the Investor and the Designee agree to promptly provide the Company all reasonable information relating to the Investor and/or the Designee and other information to the extent reasonably required under applicable law to be included in any Company proxy statement and any other soliciting materials (as such term is used in Rule 14a-6 under the Exchange Act) to be filed with the SEC or delivered to stockholders of the Company in connection with any annual meeting of stockholders.

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3. Standstill. Except with the prior written consent of the Company, at all times during the Standstill Period, each of the Investor and the Designee agrees not to, directly or indirectly, and will cause each of its or his respective Affiliates and its or his respective principals, directors, general partners, officers, employees and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, with respect to the Company:

(a) engage in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents, other than soliciting proxies on behalf of the Company in accordance with the recommendation of the Board;

(b) knowingly encourage, advise or assist any other Person with respect to the giving or withholding of any proxy, vote, consent or other authority to vote, including to publicly disclose or announce how the Investor will vote on any proposal, or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or assistance that is consistent with Company management’s recommendation in connection with such matter);

(c) form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investor with respect to Voting Securities now or hereafter owned by them;

(d) make or in any way participate (either publicly or privately), directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (it being understood that the foregoing shall not restrict the Investor or the Designee from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); provided, however that the Investor and the Designee may raise such matters and participate in discussions of such matters as they occur in the ordinary course during meetings of the Board or committees thereof;

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(e) enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investor or Designee, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(f) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board; or (iii) conduct a referendum of stockholders;

(g) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(h) seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make any request for stock list materials or other books and records of the Company under Section 220 or the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

(i) except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s certificate of incorporation or bylaws, or other actions which may impede the acquisition of control of the Company by any person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration under Section 12(g)(4) of the Exchange Act; or

(j) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict any director of the Company, including the Designee, from acting in good faith in such director’s capacity as a director of the Company or from complying with such director’s fiduciary duties as a director of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

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4. Lockup. Except with the prior written consent of the Company, at all times during the Lockup Period, each of the Investor and the Designee agrees not to, directly or indirectly, and will cause the Restricted Persons not to, directly or indirectly “short-sell” any of the Company’s securities or otherwise acquire any direct or indirect beneficial ownership of, right to acquire, and/or economic exposure to, any securities of the Company or rights or options to own or acquire any securities of the Company (or any rights, options or other securities convertible into exercisable or exchangeable (whether immediately or following the passage of time or occurrence of a specified event) for securities of the Company), including through any derivative transaction, which securities, rights or options may increase in value from the decline of the value of any Voting Securities.

5. Non-Disparagement. During the Lockup Period, the Company, the Investor and the Designee shall each refrain from making, and shall cause their respective Affiliates and its or his and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, or impugns the reputation of, (a) in the case of statements or announcements by the Investor or the Designee: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees; and (b) in the case of statements or announcements by the Company: the Investor or the Designee or any of the Investor’s Restricted Persons or advisors, their respective employees or any person who has served as an employee of the Investor and the Investor’s Restricted Persons or advisors. The foregoing shall not (i) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, (ii) apply to any private communications between the Investor, its Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and the Company and its directors, officers, employees, legal counsel or other advisers, on the other hand, or (iii) be deemed to prevent the Investor, Designee or the Company from complying with its or his respective disclosure obligations under applicable law or Nasdaq rules and regulations (or any other securities exchange on which the Company’s securities are traded).

6. Voting. Notwithstanding anything in this Agreement to the contrary, until the end of the Standstill Period, the Investor agrees to cause all Voting Securities with respect to which it has any voting authority, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of stockholders or, in connection with any solicitation of stockholder action by written consent (each a “Stockholder Vote”), in each case that are entitled to vote in any such Stockholder Vote, to be present for quorum purposes at any such annual or special meeting and to be voted in all such Stockholder Votes or at any adjournment or postponement thereof:

(a) for all directors nominated by the Board for election at such Stockholder Votes;

(b) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting or action by consent; and

(c) in accordance with the recommendation of the Board on any other proposal presented for any applicable Stockholder Vote; provided the Designee has approved such recommendation in his capacity as a director on the Board.

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7. Press Release; SEC Filings. As soon as practicable on or after the date hereof, the Company shall issue a press release, a copy of which is attached hereto as Exhibit A (the “Press Release”). Additionally, no later than four business days following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Investor. The Investor will promptly, but in no case prior to the date of public release of the Press Release by the Company, prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company, reporting the entry into this Agreement and amending applicable items to conform to its rights and obligations hereunder. The content of the 13D Amendment will be consistent with the Press Release and the terms of this Agreement. The Investor will provide the Company with a reasonable opportunity to review the 13D Amendment prior to filing, and will consider in good faith any changes proposed by the Company solely with respect to Items 4 and 6 thereof. Except as set forth herein, as required by law or the rules of any stock exchange, or with the prior written consent of the Company in the case of the Investor or the Designee or the prior written consent of the Investor, in the case of the Company, no Party will, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public disclosure, statement, comment or announcement with respect to this Agreement, the negotiations or discussion that led to this Agreement or the actions contemplated hereby.

8. Representations and Warranties of each Party. Each of the Company, the Designee and the Investor represents and warrants to the other Parties that:

(a) Such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c) This Agreement will not result in a violation of any term or condition of any agreement to which such Party is party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

9. Representations and Warranties of the Investor. The Investor represents and warrants that, as of the date hereof:

(a) It beneficially owns (collectively with its Affiliates) 3,700,000 shares of Common Stock.

(b) It (collectively with its Affiliates) has an economic exposure to, including through derivative transactions, an aggregate of 3,700,000 shares of Common Stock.

(c) Except for such ownership or exposure, neither the Investor nor any of its Affiliates has any other direct or indirect beneficial ownership of, right to acquire, and/or economic exposure to, any Voting Securities or rights or options to own or acquire any Voting Securities (or any rights, options or other securities convertible into exercisable or exchangeable (whether immediately or following the passage of time or occurrence of a specified event) for Voting Securities), including through any derivative transaction.

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(d) It acknowledges that it and its Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

10. Company Policies. The Designee agrees to, and the Investor will cause the Designee to: (a) comply with all Company policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s Code of Conduct and Corporate Governance Guidelines (the “Company Policies”), true and correct copies of which have been provided to the Designee prior to the date hereof and (b) recuse himself from participating in any meetings (or portions of meetings) of the Board or committees thereof relating specifically to (i) this Agreement or the exercise of any rights or enforcement of any obligations hereunder, (ii) the ownership of shares by the Investor or (iii) any action by the Investor or in response to any action by the Investor. For the avoidance of doubt, the Investor and the Designee each acknowledge and agree that the Designee serves as a member of the Board and is (and will be) governed by and subject to the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors, and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees. Accordingly, unless the Designee (including any replacement thereof) is a principal or partner of the Investor and the Designee (including any replacement thereof) and the Investor have entered into and are bound by a confidentiality agreement substantially in the form attached hereto as Exhibit B, such Designee shall not, and the Investor acknowledges that such Designee may not, share confidential information relating to the Company with the Investor, any of its directors, officers, other employees or attorneys. To the extent not previously submitted, the Designee agrees to submit to the Company all reasonable and customary director onboarding documentation required by the Company from all members of the Board in connection with the appointment or election of a new director as soon as practicable on or after the date of this Agreement. The Designee and the Investor each agree that any transfer, sale or other disposition of beneficial ownership of Voting Securities by the Designee or the Investor while the Designee is a member of the Board will be subject to the Company’s insider trading policies, a copy of which have been provided to the Investor and the Designee.

11. Indemnification. The Designee shall be entitled to indemnification under the Company’s governance documents or any other applicable written agreement with the Company to the extent that the Company’s current directors are entitled to indemnification. The Company acknowledges that the Designee may have certain rights to other indemnification, advancement of expenses and/or insurance from the Investor. The Company agrees (a) that, solely with respect to actions of the Designee in the Designee’s capacity as a member of the Board, the Company’s indemnity obligations to the Designee are primary and any obligation of the Investor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Designee are secondary, (b) solely to the extent (i) legally permitted, and (ii) required by the terms of the Company’s governance documents or any other applicable written agreement with the Company, that it shall be required to advance the reasonable expenses incurred by the Designee and shall be liable for losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), and (c) that it irrevocably waives, relinquishes and releases the Investor from any and all claims against the Investor for contribution, subrogation or any other recovery of any kind in respect thereof.

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12. Limited Exceptions. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall prohibit or restrict the Investor, the Designee or any Restricted Person from: (a) communicating privately with the Board or any executive officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (b) making private communications, subject to customary confidentiality obligations, to investors or potential investors of the Investor, in each case, solely to the extent containing information that is readily available to the general public; (c) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor or Restricted Persons, provided, that to the extent legally permissible, prior to taking any such action, the Investor advises the Company promptly and cooperates with the Company in any reasonable attempt by the Company to resist or limit such action; or (d) privately communicating to any stockholder of the Company or others about publicly available information concerning the Company, provided that such communications are not reasonably expected to be publicly disclosed, are understood by all parties to be private communications and are not undertaken to circumvent any of the provisions set forth herein.

13. Miscellaneous. Each Party recognizes and agrees that if for any reason any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other remedy the other Party may be entitled to at law or equity, the other Party is entitled to an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware or, if that court lacks subject matter jurisdiction, the United States District Court for the District of Delaware (collectively, the “Chosen Courts”). THIS AGREEMENT IS GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF DELAWARE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

If any action is brought in equity to enforce any provision of this Agreement, no Party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each Party:

(a) consents to submit itself to the personal jurisdiction of the Chosen Courts if any dispute arises out of this Agreement or the transactions contemplated hereby;

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court;

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(c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated thereby in any court other than the Chosen Courts;

(d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief;

(e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law; and

(f) IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

14. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement does not operate as, nor is construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions is not a waiver and does not deprive that Party of the right thereafter to insist upon strict adherence to that or any other term of this Agreement.

15. Entire Agreement. This Agreement and the exhibits hereto contain the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.

16. Notice. All notices, consents, requests, instructions, approvals or other communications provided for herein and all legal process with regard hereto will be in writing and will be deemed validly given, made or served, (a) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (b) when actually received at the applicable address specified as follows if given by any other means:

if to the Company:

Avid Technology, Inc.

75 Network Drive

Burlington, MA 01903

Attn: Corporate Secretary

Email: avid.Secretary@avid.com

with a copy, which will not constitute notice, to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attn: David B. H. Martin and David H. Engvall

Email: dmartin@cov.com and dengvall@cov.com

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if to the Investor or the Designee:

Impactive Capital LP

152 West 57th Street, 17th Floor

New York, New York 10019

Attn: Jim Garrett, Chief Compliance Officer

Email: jim@impactivecapital.com

with a copy, which will not constitute notice, to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Elizabeth Gonzalez-Sussman, Esq.

Email: egonzalez@olshanlaw.com

17. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one in the same document. This Agreement may be executed by facsimile or PDF signature.

19. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Investor or the Designee, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Investor.

20. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

21. Expiration. Upon the expiration of the Lockup Period in accordance with the definition thereof, this Agreement immediately and automatically terminates in its entirety, and no Party has any further right or obligation under this Agreement. Notwithstanding the foregoing, the Investor and the Designee agree that, following any termination of the Agreement: (a) the Designee may not share confidential information relating to the Company in a manner which would have violated this Agreement prior to termination, and (b) United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

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22. Expenses. Except as may otherwise be agreed between the Investor and the Designee solely with respect to the expenses of these two Parties, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby; provided, that promptly following the execution of this Agreement and receipt of reasonable supporting documentation, the Company will reimburse the Investor, by check or wire transfer to an account designated in writing by the Investor, for its reasonable fees of external counsel incurred in connection with the Investor’s engagement with the Company to date, including the preparation and execution of this Agreement in an amount not to exceed $50,000.

23. Interpretation and Construction. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that each Party has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and any and all drafts relating thereto exchanged among the Parties is deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference only and do not affect in any way the meaning or interpretation of this Agreement. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned. All references herein to “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

24. Other Definitions. As used in this Agreement:

(a) “Affiliate” has the meaning in Rule 12b-2 under the Exchange Act.

(b) “Beneficial owner” and “beneficially own” have their respective meanings in Rule 13d-3 under the Exchange Act; provided, that if a person is the Receiving Party to a Derivative Contract with respect to any shares of Common Stock or other Voting Securities, such person shall be deemed to be the “beneficial owner” of the Notional Number of shares of Common Stock or other Voting Securities, as applicable, with respect to such Derivatives Contract.

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(c) “Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Voting Securities or shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Number”), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock or other Voting Securities. For the avoidance of doubt, interests in broad based index options, broad based index futures and broad based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

(d) “Lockup Period” means the period from the date hereof until the earlier of (x) the date of the 2021 Annual Meeting (or such longer period as any Designee who is also a principal of the Investor continues to serve on the Board), and (y) ten business days after such date, if any, that the Investor provides written notice to the Company (specifying the relevant facts) that the Company has materially breached any of its commitments or obligations under this Agreement; provided, this clause (y) shall not apply if such material breach is capable of being cured and is cured to the reasonable satisfaction of the Investor within ten business days of the date of the Investor’s written notice specifying such material breach.

(e) “Person” means any natural person, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(f) “Qualifying Disposition” will be deemed to have occurred at such time as the number of shares of Common Stock beneficially owned, in the aggregate, by the Investor, is less than one-half of the Common Stock beneficially owned, in the aggregate, by the Investor as of the date hereof (all items as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(g) “Standstill Period” means the period from the date hereof until the earlier of (x) May 15, 2020, (y) the date of the 2020 Annual Meeting, and (z) ten business days after such date, if any, that the Investor provides written notice to the Company (specifying the relevant facts) that the Company has materially breached any of its commitments or obligations under this Agreement; provided, this clause (y) shall not apply if such material breach is capable of being cured and is cured to the reasonable satisfaction of the Investor within ten business days of the date of the Investor’s written notice specifying such material breach.

(h) “Voting Securities” means the Common Stock and all other securities of the Company entitled to vote in the election of directors.

12

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

AVID TECHNOLOGY INC.

By:	/s/ Jason A. Duva
	Name:	Jason A. Duva
	Title:	EVP, Chief Legal and Administrative Officer

IMPACTIVE CAPITAL LP

By:	/s/ Christian Asmar
	Name:	Christian Asmar
	Title:	Managing Member

/s/ Christian Alejandro Asmar

Christian Alejandro Asmar

[Signature page – Support Agreement]

Exhibit A

Press Release

Exhibit B

Form of Confidentiality Agreement